Exhibit 10.2

COINSURANCE AGREEMENT

Between

KILPATRICK LIFE INSURANCE COMPANY

Shreveport, Louisiana

and

SECURITY NATIONAL LIFE INSURANCE COMPANY

Salt Lake City, Utah

COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT ("Agreement") is entered into by and between KILPATRICK LIFE INSURANCE COMPANY, a Louisiana life insurance company ("Company"), and SECURITY NATIONAL LIFE INSURANCE COMPANY, a Utah life insurance company ("Coinsurer").

WHEREAS, the Company has issued, assumed or coinsured certain insurance Policies (as defined herein); and

WHEREAS, the Company desires the Coinsurer to acquire contractual rights, obligations and risks under the Policies, and Coinsurer desires to acquire, such contractual rights, obligations and risks as coinsurance; and

WHEREAS, this Agreement is contingent upon the contemporaneous execution of the Stock Purchase Agreement (as defined herein) and the approval of this Agreement by the Louisiana Department of Insurance.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and in reliance upon the representations, warranties, conditions and covenants herein contained, and intending to be legally bound hereby, the Company and the Coinsurer do hereby agree as follows:

ARTICLE 1

DEFINITIONS

The following capitalized words and terms shall have the following meanings when used in this Agreement:

1.1 Bond Gains.  The total amount of the net proceeds realized upon the completion of the sale of the Bonds (pursuant to Section 8.2) minus the Company’s book value of the Bonds on the date of the sale of those Bonds, plus [One Million Thirty-Six Thousand Two Hundred Eleven Dollars ($1,036,211.00)] (which is the amount agreed to by the Parties as set forth in Section 8.2.1).

1.2 Bonds.  The debt securities held by the Company set forth in Schedule 8.1A.

1.3 Books and Records. All original files and records, in whatever form, in the possession or under the control of the Company related to the Policies and useful or necessary in their underwriting, reserving, or administration, including, but not limited to, policy files, claims files and underwriting files, policy form files (including all files relating to the filing and approval of policy forms, applications and riders with insurance regulatory authorities); rate filings and actuarial data developed or utilized by the Company or on its behalf in support of premium rates charged under the Policies; and premium tax records and reports for the Policies now in the hands of the Company.

1.4 Closing. The closing of the coinsurance transactions contemplated in this Agreement pursuant to ARTICLE 8 of this Agreement.

1.5 Closing Date. The date upon which the Closing shall take place, which shall be the later of (i) the day immediately following the date on which the Louisiana Department of Insurance approves the coinsurance of the Policies by the Coinsurer, or (ii) the day on which the last Bond is sold.

1.6 Coinsurance Effective Date. October 1, 2019.

1.7 Company. Kilpatrick Life Insurance Company.

1.8 Excluded Liabilities. Any claims or liability under, in connection with or with respect to the Policies (a) for Taxes payable with respect to premiums collected on Policies in force in all periods prior to the Coinsurance Effective Date; (b) arising from participation in any guaranty fund, insolvency fund, plan, pool, association or other similar organization and which is based on premiums collected on Policies in force in any period on or prior to the Coinsurance Effective Date or (c) any liability not arising from the terms and conditions of the Policies, including any liability arising under agreements with third parties, Policyholders or agents.

1.9 Existing Reinsurance Coverage. All contracts, agreements and treaties of reinsurance between the Company and any third-party reinsurer that (a) are in force and effect as of the Coinsurance Effective Date and (b) cover any risks associated with the Polices.  (All Existing Reinsurance Coverage shall be disclosed by the Company in Schedule 1.9).

1.10 Loss. All costs and expenses (including interest, penalties, reasonable attorneys', accountants' and actuaries' fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, deficiencies, liabilities, obligations, claims and judgments sustained or incurred by, or asserted against, a party entitled to indemnity hereunder.

1.11 Policy or Policies. Each or all of those insurance policies, including any endorsements, riders or schedules, issued, coinsured or assumed by the Company that are (a) identified on Schedule 1.11 delivered at Closing, as may be revised from time to time by mutual agreement of the parties, and (b) in force and effect in accordance with the terms of the Policy as of the Coinsurance Effective Date or reinstated in accordance with the terms of the Policy on or after the Coinsurance Effective Date.  (The Policies shall be identified on Schedule 1.11 by policy number and Policyholder name).

1.12 Policyholder.  Any individual or entity who is the owner of a Policy or who has the right to terminate or lapse the Policy, effect changes of beneficiary, coverage limits, add or terminate persons covered under such Policy or direct any other policy changes in such Policy.

1.13 Required Closing Date Approvals.  The authorization and/or approval of the Louisiana Department of Insurance of the execution, delivery and performance of this Agreement by Company and the approval of the execution, delivery and performance of this Agreement by the Board of Directors of Company and Coinsurer.

1.14 Settlement Amount. The amount specified in Section 8.1.

1.15 Shareholders.  The shareholders of the Company.

1.16 Statutes.  The Louisiana Uniform Unclaimed Property Act, or similar unclaimed property laws from any other relevant state.

1.17 Stock Purchase Agreement.  That Stock Purchase Agreement entered into by and between the Shareholders and the Coinsurer simultaneously with the execution of this Agreement, wherein the Coinsurer agrees to purchase from Shareholders and Shareholders agree to sell to Coinsurer all of the issued and outstanding shares of the Company, a copy of which is attached hereto as Exhibit “A”.

1.18 Support Services. The administrative and support services to be provided in connection with the Policies.

ARTICLE 2

COINSURANCE

2.1 Coinsurance of Policies. Subject to the terms and conditions of this Agreement, Coinsurer shall coinsure the Policies as of the Coinsurance Effective Date, in exchange for receipt of the Settlement Amount from the Company.

2.2 Administration and Support Services.  Unless otherwise directed by the Coinsurer, the Company shall administer the Policies on behalf of the Coinsurer for the duration of the Coinsurance Agreement.  The Coinsurer shall pay the Company the prorated rate of ZERO ($0.00) per Policy per year for administration and the Support Services.  The Company shall continue to perform all Support Services with respect to all Policies in the same manner as they are currently performed.

2.3 Regulatory Approvals. The Company, at its sole expense, shall be responsible for obtaining any Required Closing Date Approvals (other than approval of the execution, delivery and performance of this Agreement by the Board of Directors of Coinsurer) from the insurance regulatory authorities in its state of domicile on or before the Closing Date. However, if requested by the Company the Coinsurer shall assist the Company in obtaining the required approval from the Louisiana Department of Insurance.

ARTICLE 3

COINSURANCE

3.1 Coinsurance. Subject to the terms and conditions of this Agreement, effective as of the Coinsurance Effective Date, the Company hereby cedes to Coinsurer and Coinsurer hereby accepts and coinsures one hundred percent (100%) of the Company’s contractual liabilities under the Policies (other than Excluded Liabilities), by means of indemnity reinsurance.  On and after the Coinsurance Effective Date, Coinsurer shall be entitled to exercise all contractual rights and privileges of the Company under the Policies in accordance with the terms and provisions of such Policies.  After the Closing Date, Coinsurer agrees to be responsible for and shall be obligated with respect to one hundred percent (100%) of the contractual liabilities under the Policies (other than Excluded Liabilities) in accordance with the terms and conditions of the Policies and applicable law.

3.2 Ceding Allowance.  The Coinsurer agrees to pay the Company, on the Coinsurance Effective Date, a ceding allowance equal to one dollar ($1.00).

3.3 Lapse, Reinstatement. In no event shall such coinsurance with respect to a particular Policy be in force and binding unless such underlying Policy is in force and binding or has lapsed but would be entitled to reinstatement by its terms of the Policy as of the Coinsurance Effective Date.

3.4 Reduction. With respect to each of the Policies, the amount of reinsurance hereunder shall be maintained in force without reduction so long as the Policy remains in force without reduction.  If there is a reduction with respect to a Policy, Coinsurer’s liability with respect thereto shall be equally reduced.  All coinsurance for which Coinsurer is liable hereunder shall be subject to the same rates, terms, conditions, limitations and restrictions as are contained in the Policy.

3.5 Reimbursement. On and after the Coinsurance Effective Date, except as otherwise provided in this Agreement, Coinsurer shall bear and shall have responsibility for promptly reimbursing the Company for all payments the Company makes (or since the Coinsurance Effective Date, has made) in satisfaction of contractual liabilities in accordance with the terms of the Policies.

3.6 Coinsurer Directions. The Company shall comply with all reasonable legal directions from the Coinsurer on all matters affecting the Coinsurer’s obligations with respect to the Policies; provided that the Coinsurer shall indemnify and defend the Company in connection therewith pursuant to the terms of this Agreement. The Coinsurer shall be entitled to the right to review and audit any claims administered by the Company.  The Company shall exercise reasonable care to ensure that all claims are properly administered pursuant to the terms and conditions of the Policy language and applicable state statutes and other applicable guidance.

3.7 Duration of Coinsurance; Recapture; Breakup Fee.  Except as otherwise provided herein, the coinsurance provided under this Agreement shall remain continuously in force.   All of the Policies are eligible for recapture, subject to written notice by either party to the other party and the Louisiana Department of Insurance.  The recapture shall be effective immediately upon delivery of such notice, unless otherwise mutually agreed to in writing.  Both the Company and the Coinsurer shall have the right to require the recapture of the Policies by the Company.  Unless otherwise mutually agreed to in writing, any recapture shall apply to 100% of all of the Policies.  If the Company elects to recapture the Policies, the Company shall pay the Coinsurer a breakup fee of five million dollars ($5,000,000.00) (the “Break Up Fee”) within fifteen days (15) of the effective date of the recapture; provided, however, if the Shareholders terminate the Stock Purchase Agreement pursuant to (a) Section 9.01(c)(i), or (b) Section 9.01(c)(ii), and in the case of this clause (b), all of the conditions to Coinsurer’s obligations to consummate the transactions under Section 7.02 of the Stock Purchase Agreement have been satisfied (other than: (i) breaches of any representation, warranty, covenant or other agreement by any Shareholder or the Company that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect; (ii) the failure of the Louisiana Department of Insurance to approve the transaction contemplated pursuant to this Agreement or the Stock Purchase Agreement where such failure was not due to any material action, inaction, or omission by or on behalf of the Shareholders or the Company or (iii) any such conditions which by their nature are to be satisfied by the date of Closing (as such term is defined in the Stock Purchase Agreement)), then the Company shall not be responsible for paying the Break Up Fee.  Notwithstanding the foregoing, if the Stock Purchase Agreement has been approved by the Louisiana Department of Insurance and the closing of the Stock Purchase Agreement has occurred in accordance with Section 2.04 of the Stock Purchase Agreement, the Policies may be recaptured by the Company, in whole or in part, at any time and without payment of the Break Up Fee.

3.8 Experience Refund.  If the calculations set forth in Section 3.8.1 of this Article produce a positive amount, the Coinsurer will pay to the Company a certain experience refund (each, an “Experience Refund”).  If the operation of the formula described in Section 3.8.1 of this Article should produce a loss for any accounting period after the Coinsurance Effective Date, such amount will be carried forward with interest at the rate of six percent (6%) per annum and charged against future gains.   If the cumulative sum of gains and losses is negative, the Company will pay to the Coinsurer, on demand, an amount equal to the sum of (i) the absolute value of such cumulative sum of gains and losses, plus (ii) the accrued interest thereon, plus (iii) the total amount of all Experience Refunds.

3.8.1

Experience Refund Formula.  The Experience Refund gain (or loss, if negative) for the then current accounting period will be calculated as follows (all amounts shall be net of the amounts allocated to Existing Reinsurance Coverage):

(i)	the premiums earned on the Policies for the period in question; plus

(ii)	the investment income earned by the assets held in trust in relation to the Policies for the period in question; plus

(iii)	the total amount of the reserves on the last day of the preceding accounting period on the Policies reinsured hereunder and then in force under this Agreement; minus

(iv)	the total amount of reserves on the last day of the current accounting period on the Policies reinsured hereunder and then in force under this Agreement; minus

(v)	the actual commission and administrative and support service expenses incurred in relation to the Policies for the period in question; minus

(vi)	the premium tax incurred on the Policies for the period in question; minus

(vii)	any benefits incurred on the Policies for the period in question, in accordance with the applicable terms of the Policies.
3.8.2	The Experience Refund for each accounting period shall equal 97% of the gain so calculated pursuant to Section 3.8.1.

3.9 Parties to Coinsurance.  This Agreement provides for indemnity reinsurance solely between the Company and Coinsurer.  The acceptance of reinsurance under this Agreement shall not create any right or legal relation between the Coinsurer and any Policyholder under a Policy, and the Company shall be and remain solely liable to such Policyholder under the Policy.

 ARTICLE 4

COMPANY REPRESENTATIONS AND WARRANTIES

4.1 The representations and warranties of the Company enumerated in Article III of the Stock Purchase Agreement are incorporated herein as part of this Agreement.  The defined terms therein shall have the same meanings as defined in the Stock Purchase Agreement.

4.2 The Company adopts and restates, as part of this Agreement, the Company’s representations and warranties set forth in the Stock Purchase Agreement.

ARTICLE 5

COINSURER REPRESENTATIONS AND WARRANTIES

5.1 The representations and warranties of the Coinsurer enumerated in Article IV of the Stock Purchase Agreement are incorporated herein as part of this Agreement. The defined terms therein shall have the same meanings as defined in the Stock Purchase Agreement.

5.2 The Coinsurer adopts and restates, as part of this Agreement, the Coinsurer’s representations and warranties set forth in the Stock Purchase Agreement.

ARTICLE 6

COVENANTS OF THE PARTIES

The Company and Coinsurer hereby covenant and agree as follows:

6.1 Maintenance of Business by the Company. From the date of this Agreement, the Company shall, to the extent reasonably possible,

6.1.1
carry on its business in the ordinary course and consistent with past practice, using reasonable efforts, equivalent in all material respects to those business methods and practices historically followed by the Company, to maintain its relationships with those customers, Policyholders, and others with whom it has business relationships with respect to the Policies;

6.1.2	preserve intact the Company's present business organization, reputation and Policyholder relations;
6.1.3	maintain all licenses, qualifications and authorizations of the Company to do business in each jurisdiction in which it is presently licensed, qualified or authorized; and
6.1.4
use reasonable efforts, equivalent in all material respects to the business methods and practices the Company uses with respect to its direct policyholders and insureds, to service and conserve the Policies and maintain them in full force and effect.

6.2 No Change in Reserving Policies, Methods or Assumptions.

6.2.1	Except as required by applicable law, the Company shall make no material change in its underwriting or reserving policies, practices or procedures applicable to the Policies.
6.3 Continued Access to Books and Records Retained by the Company.  The Company shall retain historical Books and Records relating to the Policies in accordance with the Company's generally applicable records retention policies, as in effect at the date hereof, including, without limitation, advertising materials, complaint files, loss ratio data, closed claims files, and other records relating to the Policies or representing compilations of data with respect thereto. The Company shall provide Coinsurer with access to all non-privileged information in the possession or control of the Company which pertains to, and which Coinsurer reasonably requests in connection with, any claim, loss or obligation arising out of any of the Policies. Such access shall be provided by the Company during normal business hours of the Company upon advance notice or as otherwise reasonably requested by Coinsurer or its employees, accountants, actuaries, attorneys and other agents for any reasonable purpose including, without limitation, the preparation or examination of tax returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, efforts to seek and obtain rate increases, the compliance by the Company with any obligations it has under this Agreement, and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the sale of Policies or the servicing of the Policies.

6.4 Compliance with Privacy Laws. The Company and Coinsurer shall comply with all applicable privacy and data security laws and regulations with respect to the use and disclosure of information regarding the Policies and the Policyholders which is private or confidential. The Company and Coinsurer shall notify in writing the other within five (5) calendar days upon discovery of any breach or other noncompliance with any applicable privacy and data security laws.

6.5 Notice of Actions. From the date hereof, the Company and Coinsurer shall, within ten (10) days of receipt, provide each other with written notice of the receipt of (a) any inquiry, complaint, notice or other communication, whether oral or written, from any insurance regulatory authority that is related to the Policies or to this Agreement, including, without limitation, an alleged violation of any law, rule, regulation, bulletin or order, or a threat of any other action or proceeding against the Company or the Coinsurer, and (b) any notice, including service of process, summons or other litigation document, indicating the commencement or threatened commencement of any litigation or arbitration proceeding against the Company or Coinsurer related to any loss arising under the Policies or any matter contemplated under this Agreement.

6.6 Continued Access to Books and Records.  The Company agrees to provide the Coinsurer with access to all information which the Coinsurer reasonably requests in connection with the Policies. Such access shall be provided during normal business hours or as otherwise reasonably requested by the Company or its employees, accountants, actuaries, attorneys or other agents for any reasonable purpose including, without limitation, the preparation or examination of tax returns and financial statements, the review of payment and claims procedures, the adequacy of established reserves, the compliance by the Coinsurer with any obligations it has under this Agreement and the conduct of any litigation or regulatory dispute resolution, whether pending or threatened, concerning the sale of the Policies or the servicing of the Policies. The Company shall maintain all books, records, files and other information related to the Policies for such period of time as specified by applicable state laws and regulations regulating the preservation of books and records or such longer period of time as agreed by the parties hereto.  This Section 6.6 shall in no way limit the Louisiana Department of Insurance’s statutory right to access all information in the possession or control of the Company or the Coinsurer related to the Policies.

6.7 Unfair Practices. The Company shall cooperate with the Coinsurer in preserving and exercising all legal and contractual rights that may be available to the Company against any person who shall "twist," rewrite, or solicit the lapse or termination of, any of the Policies, or who shall otherwise engage in any unfair or deceptive acts or practices in connection with the Policies, which acts or practices have caused or may result in deterioration of the block of Policies reinsured by the Coinsurer or in injury to the Coinsurer’s commercial interests. The Company shall have the right to approve any action proposed to be taken by, on behalf of, or in the name of, the Company under this Section 6.7, which approval shall not be unreasonably withheld. Coinsurer shall indemnify, defend and hold the Company harmless from and against any Loss incurred by the Company as a result of actions taken by or at request of Coinsurer under this Section.

6.8 Filings, Consents and Approvals. The parties will take all commercially reasonable steps necessary or desirable, and shall proceed diligently and in good faith, to obtain as promptly as practicable all approvals, authorizations and clearances of governmental and regulatory authorities and any consents of Policyholders required of the Company and Coinsurer to consummate the transactions contemplated in this Agreement including, without limitation, the Required Closing Date Approvals, and shall cooperate with each other and provide such information and communications to such governmental and regulatory authorities as the party responsible for obtaining such approvals may reasonably request.

6.9 Conduct Pending Closing. From the date of this Agreement to the Closing Date;

6.9.1
the Company shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of the Company contained in ARTICLE 4 hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

6.9.2
the Coinsurer shall use its best efforts to conduct its affairs in such a manner so that, except as otherwise contemplated or permitted by this Agreement, the representations and warranties of Coinsurer contained in ARTICLE 5 hereof shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date;

6.9.3
the Company shall notify the Coinsurer promptly of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement by the Company; and

6.9.4
Coinsurer shall notify the Company promptly of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material violation or breach of this Agreement by the Coinsurer.

6.10 Further Assurances. Subject to the terms and conditions of this Agreement, the Company and Coinsurer will use their best efforts (a) to take, or cause to be taken, all actions, (b) to do, or cause to be done, all things, or (c) to execute any documents, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. On and after the Closing Date, the Company and Coinsurer will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

6.11 Use by the Coinsurer of the Company's Name, Logo or Service Marks.  As necessary to implement and effectuate the intent of this Agreement or as otherwise agreed upon in writing, Coinsurer shall have a limited right to use the name, “Kilpatrick Life Insurance Company” or “KLIC” or any of the Company's service marks, trademarks, designs or logos related to that name.  Coinsurer may only use the Company’s name, logo, or service marks by clearly designating in any communication with a Policyholder that Coinsurer is acting in the capacity of a coinsurer of the Company, and that Coinsurer is in no way acting on behalf of the Company, acting as the Company’s agent, or representing the Company.  Prior to sending any communication to a Policyholder in which the Company’s name, logo, or service mark is used, Coinsurer shall provide the Company with a copy of the form of the communication and obtain consent from the Company to send the communication, which consent shall not unreasonably be withheld.  If the Company has not denied consent within five (5) business days after receipt of the form of communication, consent shall be deemed to have been granted to Coinsurer.

6.12 Communications with Policyholders. On or after the Coinsurance Effective Date any written communications with Policyholders in connection with the coinsurance of the Policies by Coinsurer under this Agreement, or the servicing of the Policies shall be prepared and transmitted by the Company with a copy to Coinsurer; no written communications shall be made by Coinsurer with Policyholders absent the prior written consent of the Company.

6.13 Unclaimed Property.  If any state agency, department or division, or audit firm (or similar organization) acting on behalf of a state agency, department or division, determines that the Company did not report and remit all unclaimed proceeds associated with the Policies in accordance with the state's Statutes, or that additional proceeds must be remitted for any reason, Coinsurer shall return to the Company the reserves associated with the Policies that must be remitted.  The Company shall also be responsible for the payment of any interest, penalty, or fine in its entirety associated with a determination that unclaimed proceeds associated with the Polices prior to the Coinsurance Effective Date were not reported and remitted in full accordance with the Statutes.
6.13.1

Location of Insured/Beneficiary.  The Company and Coinsurer both covenant and agree that in the event any state agency, department or division, or audit firm (or similar organization) acting on behalf of a state agency, department or division asserts that unclaimed proceeds associated with the Polices prior to the Coinsurance Effective Date were not reported and remitted in accordance with the Statutes, any cost or effort to rebut that assertion or any cost or effort to identify, locate, and contact the insured(s) and/or beneficiary(ies) associated with the Policies in question shall be the sole responsibility of the Company.

6.14 Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall each bear their own respective expenses incurred in connection with the preparation, execution and performance of this Agreement, including without limitation all fees and expenses of counsel, actuaries and accountants.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to the Coinsurer’s Obligations to Close. The obligation of Coinsurer to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by Coinsurer to the extent permitted by law:

7.1.1
Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals, if any, shall have been received, and the Company shall have delivered to the Coinsurer a copy of any Required Closing Date Approval issued by the insurance regulatory authorities in its State of domicile.

7.1.2
Truth of Representations and Warranties of Company. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

7.1.3
Performance of Covenants and Obligations of Company. The Company shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by the Company at or before the Closing.

7.1.4	Receipt of the Settlement Amount. The Settlement Amount shall have been paid to the Coinsurer.
7.1.5	Execution and Delivery of Agreements. The Stock Purchase Agreement shall have been executed by duly authorized executive officers of the Company and by the Shareholders and delivered to the Coinsurer.
7.1.6	Delivery of Listing of Policies. The Company shall have delivered to the Coinsurer a final listing of the Policies to be reinsured by the Coinsurer under this Agreement.
7.1.7
Assignment or Bill of Sale. The Company shall assign, transfer and convey all assets included in the Settlement Amount by assignment, bill of sale or other appropriate instrument acceptable to Coinsurer, free and clear of any lien, claim or other encumbrances.

7.1.8
Certificate. A certificate executed by an officer of the Company certifying that (i) the representations and warranties of the Company contained in ARTICLE 4 are true and correct in all material respects as of the Closing Date; and (ii) all covenants to be performed, and other conditions to Closing required to be satisfied, by the Company have been duly performed or satisfied, as applicable, in all material respects, shall have been delivered to Coinsurer.

7.2 Conditions to the Company's Obligations to Close. The obligation of the Company to close the transactions contemplated under this Agreement shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Company to the extent permitted by law:

7.2.1	Receipt of All Required Closing Date Approvals. All Required Closing Date Approvals, if any, shall have been obtained.
7.2.2
Truth of Representations and Warranties of Coinsurer. The representations and warranties of the Coinsurer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date.

7.2.3
Performance of Covenants and Obligations of Coinsurer. The Coinsurer shall have performed and complied with all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Coinsurer at or before the Closing.

7.2.4	Execution and Delivery of Agreements. The Stock Purchase Agreement shall have been executed by duly authorized executive officers of Coinsurer and delivered to Company.
7.2.5
Certificate. A certificate executed by an officer of the Coinsurer certifying that (i) the representations and warranties of the Coinsurer contained in ARTICLE 5 are true and correct in all material respects as of the Closing Date; and (ii) all covenants to be performed, and other conditions to Closing required to be satisfied, by the Coinsurer have been duly performed or satisfied, as applicable, in all material respects, shall have been delivered to the Company.

 ARTICLE 8

CLOSING AND CONSIDERATION

8.1 Settlement Amount.  On the Closing Date, the Company will pay the Coinsurer an amount equal to the Settlement Amount.  Coinsurer shall provide the Company with wire transfer instructions and bank routing numbers for the payment of the Settlement Amount prior to the Closing Date.  The Settlement Amount shall include an amount equal to the reserves associated with the Policies as of the Coinsurance Effective Date and as set forth on Schedule 8.1.1 and shall be paid in cash from the proceeds of the Bonds identified on Schedule 8.1A, or otherwise, and by the transfer of those certain assets identified in Schedule 8.1B.  The Settlement Amount shall also include an additional transfer of assets sufficient to return the ratio of the Reinsurer’s adjusted capital and surplus divided by its risk-based capital factor after the application of this Agreement to that ratio which existed prior to the application of this Agreement (“RBC Transfer Amount”).  The Company and the Coinsurer shall establish, maintain, and place the assets held in relation to the reserves (but not any real estate, mortgage loans, or any other non-cash or non-Bond assets) in trust in accordance with the terms of, that certain Trust Agreement, a copy of which is attached hereto as Exhibit “B” and by this reference is made a part hereof.

8.2 Bond Gains.  Upon execution of this Agreement, the Company shall sell the Bonds identified in Schedule 8.1A and transfer the cash proceeds of those Bonds to Coinsurer on the Closing Date.

8.2.1

The Company and the Coinsurer agree that the unrealized gains from bonds that remain assets of the Company and are not sold and transferred as part of this Agreement (“Retained Bonds”) shall be included in the calculation of Bond Gains.  The Company and the Coinsurer agree that the amount of such unrealized gains to be included in the Bond Gains is [One Million Thirty-Six Thousand Two Hundred Eleven Dollars ($1,036,211.00)] (“Agreed Retained Bond Gain”), based on the fair market value of the Retained Bonds provided by Asset Allocation and Management, LLC as of October 4, 2019.  The Company and the Coinsurer acknowledge and agree that the Agreed Retained Bond Gain shall be the amount added to the total amount of the net proceeds realized upon the completion of the sale of the Bonds (pursuant to Section 8.2) notwithstanding the actual gains realized in the event any of the Retained Bonds are eventually sold, or any other unrealized gain or fair market valuation of the Retained Bonds.

8.3 Intentionally Deleted.

8.4 Closing.

8.4.1	At the Closing, the Company shall:
8.4.1.1	Transfer the cash portion of Settlement Amount to Coinsurer by wire transfer of immediately available funds;
8.4.1.2	Deliver to Coinsurer an executed Trust Agreement attached hereto as Exhibit 1 (the “Trust Agreement”).
8.4.1.3	Deliver to Coinsurer the assets identified in Schedule 8.1B, free and clear of any lien or encumbrance and in a form acceptable to Coinsurer;
8.4.1.4	Deliver to Coinsurer a complete listing of the Policies reinsured under this Agreement.
8.4.2	At the Closing, the Coinsurer shall:
8.4.2.1	Deliver to the Company an executed Trust Agreement.

ARTICLE 9

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

9.1 The representations and warranties of the Company enumerated in Article III of the Stock Purchase Agreement and the representations and warranties of the Coinsurer enumerated in Article IV of the Stock Purchase Agreement shall be subject to the time restrictions on survival set forth in Section 8.01 of the Stock Purchase Agreement.  The defined terms in Section 8.01 of the Stock Purchase Agreement shall have the same meanings as defined in the Stock Purchase Agreement.

ARTICLE 10

UNDERTAKINGS OF COMPANY AND COINSURER FOLLOWING CLOSING

10.1 Premium Payments, Negotiation of Checks. Upon and after the Coinsurance Effective Date, all premium payments under the Policies shall be the sole property of Coinsurer.  The Company hereby assigns, to the extent permitted by law, to Coinsurer all of its rights and privileges to draft or debit the accounts of any Policyholders for premiums due under the Policies pursuant to existing pre-authorized bank draft or electronic fund transfer arrangements between the Company and such Policyholders.

10.2 Records.  The Company shall maintain true and accurate books, records, files and other information related to the Policies for such period of time as specified by applicable state laws and regulations regulating the preservation of books and records or such longer period of time as reasonably determined by Coinsurer. Without in any way limiting the foregoing, and in order to assist the Coinsurer in satisfying its financial reporting requirements, The Company shall promptly (and in no event later than twenty (20) business days following the end of the relevant monthly period), provide the Coinsurer with all such information reasonably necessary for the Company to determine the appropriate financial reporting treatment applicable to the Policies, prepare its financial statement filings and satisfy its other financial reporting and regulatory obligations. So long as any Policies are in force and subject to coinsurance hereunder, the Company shall make available for inspection and copying by the Coinsurer any financial or other records pertaining to the Policies that may reasonably be required by the Coinsurer for financial statement preparation or any other reasonable business purpose. This Section 10.5 shall in no way limit the Louisiana Department of Insurance’s statutory right to access all information in the possession or control of the Coinsurer or the Company related to the Policies.

10.3 Reports. The Company shall provide the Coinsurer the reports detailed hereunder.

10.3.1	Agreement Accounting Period. This Agreement shall be on a monthly accounting period for all accounting settlements.
10.3.2
Monthly Accounting Reports. Accounting reports, as required under this Agreement, shall be submitted to the Coinsurer by the Company and by the Coinsurer to the Company, not later than 20 calendar days after the end of each calendar month.  Such reports shall include information on the amount of reinsurance premiums, policy loans and policy loan interest, the commission and expense allowance, claims, and reserves on the contracts reinsured for the preceding calendar quarter.

10.3.3
Monthly Accounting Period. The monthly accounting shall be on a calendar-month basis, except that the initial monthly accounting period shall run from the Coinsurance Effective Date through the last day of the calendar month in which the Coinsurance Effective Date falls.

10.3.4
Accounting Reports. Annual reports shall be submitted to the Coinsurer by the Company not later than 45 calendar days after the end of each calendar year. Such reports shall include information necessary for the NAIC Convention Blank based on the contracts reinsured hereunder.  Monthly and quarterly accounting reports shall be submitted to the Coinsurer by the Company not later than 20 calendar days after the end of each calendar month and quarter and shall include any information necessary for the NAIC Quarterly Blank.  Each party shall be responsible for preparing and filing their respective financial statements as required.

10.4 Audit. Each party shall have the right to audit, at its sole expense, at the office of the other during regular business hours and upon at least forty-eight hours prior written notice, all records and procedures relating to the Policies in the hands of the other party.

10.5 Support Services. The Company shall provide Support Services in connection with the Policies in a manner consistent with the administration of the Policies prior to the Closing Date.

ARTICLE 11

[RESERVED]

 ARTICLE 12

[RESERVED]

ARTICLE 13

INDEMNIFICATION

13.1 Indemnification By Company.  The Company shall indemnify and defend Coinsurer and hold it harmless from and against Loss based upon, resulting from or arising out of the Company's material breach of any representation, warranty, covenant or agreement under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the indemnification obligations herein shall be subject to limitations on indemnification set forth in the Stock Purchase Agreement, including the limitations set forth in Section 8.04 thereof.

13.2 Indemnification By Coinsurer. The Coinsurer shall indemnify and defend the Company and hold it harmless from and against Loss based upon, resulting from or arising out of the Coinsurer’s material breach of any representation, warranty, covenant or agreement under this Agreement.  Notwithstanding anything in this Agreement to the contrary, the indemnification obligations herein shall be subject to limitations on indemnification set forth in the Stock Purchase Agreement, including the limitations set forth in Section 8.04 thereof

13.3 Indemnification Procedures.  The indemnification procedures set forth in Article VIII of the Stock Purchase Agreement are incorporated herein as part of this Agreement.  The defined terms therein shall have the same meanings as defined in the Stock Purchase Agreement.
.
ARTICLE 14

INSOLVENCY

14.1 Payment of Benefits under Insolvency. The obligations of the Coinsurer under this Agreement shall be without diminution or in any way affected or diminished because of the insolvency of the Company. In the event of the insolvency of the Company and the appointment of a conservator, liquidator, receiver or statutory successor of the Company while coinsurance under this Agreement is in effect as to any Policy, all coinsurance made, ceded, renewed or otherwise becoming effective shall be payable directly to such conservator, liquidator, receiver or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the Company by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of the Company having authority to allow such claims, without diminution because of such insolvency or because such conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims.

14.2 Required Notice of and Defense against Claims. In the event of the insolvency of the Company while coinsurance as to any Policy is in effect under this Agreement, the conservator, liquidator, receiver or statutory successor of the Company shall give the Coinsurer written notice of the pendency of a claim against the Company on a Policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Coinsurer may, at its own expense, investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that the Coinsurer may deem available to the Company or its conservator, liquidator, receiver or statutory successor. The expense thus incurred by the Coinsurer shall be payable, subject to court approval, out of the estate of the Company as a part of the expense of conservation or liquidation to the extent of a proportionate share of the benefit which may accrue to the Company in conservation or liquidation solely as a result of the defense undertaken by the Coinsurer.

ARTICLE 15

TERMINATION

15.1 This Agreement may be terminated at any time before the Closing, by mutual written agreement of the Company and the Coinsurer.

15.2 The Coinsurer may terminate this Agreement at any time prior to Closing for material breach by the Company of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the Company's control; provided, however, that the Company shall have five (5) days to cure such breach or satisfy such condition after receipt of proper notice by the Company from the Coinsurer.

15.3 The Company may terminate this Agreement at any time prior to Closing for material breach by Coinsurer of any of the terms or conditions of this Agreement or for failure of any condition to Closing, the satisfaction of which is solely within the Coinsurer's control; provided, however, that the reinsurer shall have five (5) days to cure such breach or satisfy such condition after receipt of proper notice by the Coinsurer from the Company.

15.4 Either the Company or the Coinsurer may terminate this Agreement at any time prior to Closing for failure of any condition to Closing, the satisfaction of which is not within either the Company or the Coinsurer’s control, or otherwise chargeable to any act or omission to act on the part of either party.

ARTICLE 16

TAX PROVISION

16.1 The parties hereby agree to make the election in accordance with Internal Revenue Regulation Section 1.848-2(g)(8) (the “Regulation”) under Section 848 of the Internal Revenue Code of 1986 (the “Code”), as amended, to comply with all of the requirements of such Regulation regarding such election, including, without limitation, the election statement and Tax return reporting requirements of Regulation Sections 1.848-2(g)(8)(ii) and 1.848-2(G)(8)(iii), and further agree:

16.1.1	To exchange information pertaining to the amount of “net consideration” under this Agreement as defined in the Regulation;
16.1.2
That the Company shall submit its calculation of the "net consideration" for purposes of that Regulation to the Coinsurer not later than May 1st for each and every taxable year for which this Agreement is in effect;

16.1.3	That the Coinsurer may challenge such calculation within ten (10) business days of its receipt of the Company's calculation;
16.1.4
That should the Coinsurer challenge the Company's calculation of the "net consideration" and the parties be unable to agree as to the appropriate methodology to determine the "net consideration" for purposes of the Regulation, they shall refer such dispute to an outside Tax consultant unrelated to either of the parties, and the parties agree to be bound by the decision of that consultant;

16.1.5
That, pursuant to such election, the party with net positive consideration with respect to this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code; and

16.1.6	That the first taxable year for which such election shall be effective is taxable year 2019.

16.2 The Company shall cause the Stock Purchase Agreement to provide that, upon a closing of the transactions contemplated pursuant to the Stock Purchase Agreement, (i) in the event the Bond Gains exceed fifteen million dollars ($15,000.000.00), the Company and the Shareholders shall share equally (50%/50%) the Company’s additional tax expense attributed to that portion of the Bond Gains in excess of fifteen million dollars ($15,000,000.00), (ii) the Coinsurer shall give the Shareholders an estimate of the expected amount to be shared by the Company and the Shareholders as soon as practicable, (iii) any amounts available in the “Indemnification Escrow Fund” (as defined in the Stock Purchase Agreement) shall be applied toward satisfaction of the Shareholders’ share of said tax expense and shall be delivered to Coinsurer, (iv) any remaining amount owed by the Shareholders shall, upon demand, be paid to Coinsurer by the Shareholders.

ARTICLE 17

MISCELLANEOUS PROVISIONS

17.1 Notice. Any and all notices and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) received by the receiving party if mailed via United States registered or certified mail, return receipt requested, (b) mailed by United States overnight express mail, (c) sent by facsimile or telecopy machine or email, followed by confirmation mailed by United States first-class mail or overnight express mail, or (d) delivered in person or by commercial courier to the parties at the following addresses, provided written acknowledgment of receipt is obtained:

If to the Company, to:

Kilpatrick Life Insurance Company
1801 Marshall Street Shreveport , LA 71101
Attention: Ken Phillips
Email: ken.phillips@klic.com

If to Coinsurer, to:

Security National Life Insurance Company
P.O Box 57220
Salt Lake City UT 84157-0220
Attention: Jeffrey Stephens
E-mail: Jeff.Stephens@securitynational.com
and
P.O Box 57220
Salt Lake City, Utah 84157-0220
Attn: Garrett S. Sill
E-mail: Garrett.Sill@securitynational.com

Either party may change the names or addresses where notice is to be given by providing written notice to the other party of such change in accordance with this Section 17.1.

17.2 Entire Agreement.  The Stock Purchase Agreement and this Agreement, including the Exhibits and Schedules and the other written agreements and documents required to be executed in conjunction with the Stock Purchase Agreement and this Agreement, constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof, and supersede all prior discussions and agreements between the parties with respect to the subject matter hereof, which are merged with and into this Agreement and the Stock Purchase Agreement.

17.3 Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

17.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an officer or officers of such party duly authorized by such party. A waiver on one occasion will not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by the duly authorized officer or officers of each party.

17.5 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Company and the Coinsurer and their permitted successors and assigns, and it is not the intention of the parties to confer rights as a third-party beneficiary to this Agreement upon any other person, except as may be contemplated in this Agreement.

17.6 Offset. Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Company or Coinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

17.7 Public Announcements. At all times at or before the Closing, the Company and the Coinsurer will consult with each other before issuing or making any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby and will use good faith efforts to obtain the other party's approval of the form, content and timing of such report, statement or release. If the Company and the Coinsurer are unable to agree upon or approve the form, content and timing of any such public report, statement or release and such report, statement or release is, in the opinion of legal counsel to the party, required by law or by legal disclosure obligations, then such party may make or issue the legally required report, statement or release.

17.8 Confidentiality.

17.8.1
 The Company and the Coinsurer each will hold, and will cause its respective officers, directors, employees, agents, consultants, attorneys and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining any Required Closing Date Approval) or by other requirements of law, all confidential documents and confidential information concerning the other party furnished to it by the other party or such other party's officers, directors, employees, agents, consultants, attorneys or representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the party receiving such documents or information, (b) in the public domain through no fault of the receiving party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement.

17.8.2
Neither the Company nor the Coinsurer will disclose or otherwise provide any such confidential information to any other person, except to that party's respective auditors, actuaries, attorneys, financial advisors and other consultants who need access to such confidential information in connection with this Agreement and the transactions contemplated herein, or, in confidence, to regulatory authorities or rating agencies such as A.M. Best.

17.8.3
If this Agreement is terminated, each of the parties will return to the other party all confidential information furnished to that party by the other party, and retrieve and destroy all copies of such confidential information distributed to any other person.

17.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Louisiana, without regard to its conflicts of law doctrine.

17.10 Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which shall constitute one and the same instrument.

17.11 Headings. The headings in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.

17.12 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Coinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

COMPANY SIGNATURE PAGE

IN WITNESS WHEREOF, the Company has executed this Agreement.

KILPATRICK LIFE INSURANCE COMPANY

Date:10/11/2019	By: /s/ Kenneth W. Phillips
Name:Kenneth W. Phillips
Title: President and Chief Executive Officer

COINSURER SIGNATURE PAGE

IN WITNESS WHEREOF, the Coinsurer has executed this Agreement.

SECURITY NATIONAL LIFE INSURANCE COMPANY

Date:2019-10-11	By:/s/ Scott M. Quist
Name:Scott M. Quist
Title:CEO and President

SCHEDULE 1.9

Existing Reinsurance Coverage

SCHEDULE 1.11

Policies

SCHEDULE 8.1A

Bonds

SCHEDULE 8.1B

Other Assets

SCHEDULE 8.1.1

Settlement Amount

Net Reserves (Liabilities)	Total
Reserves (Life and All Annuities)	$.00
Advance Premiums	$.00
Claims Liability In course of Settlement	$.00
Claims Liability Incurred but Unreported	$.00
Less (Annuities Not Coinsured)	$.00
Less Net Due Premiums	$.00
Less Net Deferred Premiums	$.00
Total Net Reserves	$.00
RBC Transfer Amount	$.00
Settlement Amount	$.00

Ceding Commission paid by Coinsurer ($1.00)	$1.00

Assets
Cash	$.00
Other Assets (Listed in Schedule 8.1B)	$.00

Total	$.00

Cash wire from Company	$.00
Settlement Amount	$.00